INVESTMENT ADVISORY AGREEMENT


This Agreement is made by and between Bankers Finance Advisors, LLC (also known as MADISON MOSAIC), a Wisconsin limited liability company which is a wholly owned subsidiary of Madison Investment Advisors, Inc., having its principal place of business in Arlington, Virginia (the foregoing entities referred to collectively as the "Advisor"), and MOSAIC FOCUS FUND TRUST, a Massachusetts business trust created pursuant to a Declaration of Trust filed with the Commonwealth of Massachusetts (the "Trust").

The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Appointment and Acceptance. The Trust hereby appoints the Advisor to manage the investment of its assets and to administer its affairs; and the Advisor hereby accepts such appointment. The Advisor shall employ its best efforts to supervise the investment management of the Trust.

2. Discretion of the Advisor. In the performance of its duties hereunder the Advisor shall have full authority to act as it deems advisable, except that it shall be bound by the terms of the Declaration of Trust and By-Laws of the Trust, and by any written direction given by the Trustees of the Trust not inconsistent with this Agreement; and it shall be guided by the investment policies of the Trust from time to time duly in effect. Subject only to the foregoing, the Advisor shall have full authority to purchase and sell securities for the Trust; the Advisor may determine the persons with whom such securities transactions are to be made and the terms thereof.

3. Other Activities of the Advisor. The Advisor and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those rendered to the Trust hereunder; and the Advisor or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee of the Trust if properly elected, or to enter into any other relationship with the Trust approved by the Trustees and in accordance with law.

The Advisor agrees that it will not deal with itself or with any affiliated person or promoter or principal underwriter of the Trust (or any affiliated person of the foregoing) acting as a principal, in effecting securities transactions for the account of the Trust. It is further agreed that in effecting any such transaction with such a person acting as a broker or agent, compensation to such person shall be permitted, provided that the transaction is in the ordinary course of such person's business and the amount of such compensation does not exceed one percent of the purchase or sale price of the securities involved.

If the Advisor or any affiliate thereof provides any other goods or services which otherwise would be paid for by the Trust pursuant to this Agreement, then the Trust shall pay the Advisor or such affiliate the cost reasonably allocated by the Advisor or affiliate to such goods or services.

4. Investment by Advisor. The Advisor shall not take, and shall not permit any of its shareholders, officers, directors or employees to take long or short positions in the shares of the Trust, except for the purchase of shares of the Trust for investment purposes at the same price as that available to the public at the time of purchase, or in connection with the original capitalization of the Trust. In connection with purchases or sales of portfolio securities for the account of the Trust neither the Advisor nor any officer, director or employee of the Advisor shall act as a principal or receive any commission therefor.

5. Expenses of the Trust. The Trust shall pay all of its expenses not expressly assumed by the Advisor herein. Without limitation, the expenses of the Trust, assumed by the Trust hereby, shall include the following:

	a.  Expenses related to the continued existence of the Trust.

	b.  Fees and expenses of the Trustees (except those affiliated
with the Advisor), the 	officers and the administrative employees of the
Trust.

	c.  Fees paid to the Advisor hereunder.

	d. Fees and expenses of preparing, printing and distributing official filings, reports, prospectuses and documents required pursuant to applicable state and Federal securities law and expenses of reports to shareholders.

	e. Fees and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars, and similar agents.

	f. Expenses related to the issuance, registration, repurchase, exchange and redemption of shares and certificates representing shares.

	g. Auditing, accounting, legal, insurance, portfolio administration, association membership, printing, postage, and other administrative expenses.

	h. Expenses relating to qualification or licensing of the Trust, shares in the Trust, or officers, employees and agents of the Trust under applicable state and Federal securities law.

	i. Expenses related to shareholder meetings and proxy solicitations and materials.

	j. Interest expense, taxes and franchise fees, and all brokerage commissions and other costs related to purchase and sales of portfolio securities.

	In addition, the Trust shall assume all losses and liabilities incurred in the administration to the Trust and of its investment portfolio; and it shall pay such non-recurring expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of Trustees, officers, employees, shareholders and agents, or otherwise.

	6. Compensation to the Advisor. For its services hereunder, the Trust shall pay to the Adviser a management fee equal to three-quarters (3/4) percent per annum of the average daily net assets of each investment portfolio. Such fee shall be payable quarterly as of the last day of the month and shall be the sum of the daily fees calculated as one-three hundred sixty-fifth (1/365), except in leap years one-three hundred sixty-sixth (1/366), of the annual fee based upon each portfolio's net assets calculated for the day.

	With respect to any portfolio of the Trust subsequently authorized by the Trustees, the management fee provided herein may be revised upward or downward by mutual agreement between the parties at the time the additional portfolio is authorized, provided such revision is approved by the Trustees, including the vote of a majority of those Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose. The Advisor shall have the right to waive any portion of its management fee during any period, and it may permanently reduce the amount of the fee under such terms as it may determine by written notice thereof to the Trust. The Advisor shall have the right to share its management fee with others or make payments out of its management fee to others, as it solely determines.

	7. Limitation of Expenses of the Trust. In addition to investment management expenses related to the Trust, the Advisor shall pay the fees and expenses of any Trustees and officers of the Trust affiliated with the Advisor, all promotional expenses of the Trust to the extent not paid for by the Trust pursuant to a Plan of Distribution, the rent expense of the Trust's principal executive office premises, and the expenses of formation of the Trust.

	The Advisor shall further reimburse the Trust for all of its expenses, excluding securities transaction commissions and expenses, taxes, interest, share distribution expenses, and extra-ordinary and non-recurring expenses, which exceed during any fiscal year the applicable expense limitation in any State or other jurisdiction in which the Trust, during the fiscal year, becomes subject to regulation by qualification or sale of its shares. Any such required reimbursement shall be made within a reasonable period following the close of the fiscal year to which it relates; and the Advisor may elect to pay all or a portion of any such reimbursement it anticipates will be required at any time or from time to time during the fiscal year to which the reimbursement relates.

	8. Limitation of Advisor's Liability. The Advisor shall not be liable for any loss incurred in connection with its duties hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

	9. Limitation of Trust's Liability. The Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. The Advisor agrees that the Trust's obligations hereunder in any case shall be limited to the Trust and to its assets and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

	10. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or by a majority vote of the outstanding securities of each series and class of the Trust's shares with respect to which it is to continue in effect, and in either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

	11. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time, without penalty, by the Trustees of the Trust or, with respect to any series or class of the Trust's shares, by the vote of a majority of the outstanding voting securities of such series or class, or by the Advisor, upon sixty days written notice to the other party.

	12. Termination Upon Assignment. This Agreement may not be assigned by the Adviser and shall automatically terminate immediately upon any assignment. Nothing herein shall prevent the Advisor from employing any other persons or agents, including Madison Investment Advisors, Inc., at its own expense, to assist it in the performance of its duties hereunder.

	13. Name of the Trust. In consideration of its formation of the Trust and the related expenses, the Advisor has retained the rights to the name "Mosaic Focus Fund" (and any similar name), which rights the Trust hereby acknowledges. The Trust, however, shall have the exclusive right to the use of the name "Mosaic Focus Fund" (although its rights to the "Mosaic" portion of such name shall be non-exclusive) so long as this contract shall remain in force, except that the Advisor may withdraw such rights from the Trust at any time, effective immediately or at a time specified, upon written notice to the Trust. In the event of such notice, the Trust agrees that it will cause the question of continuation of this Agreement to be put to a vote of the shareholders of the Trust as soon as practicable after such notice has been given.

	14. Use of Terms. The terms "affiliated person", "interested person", "assignment", "broker", and "majority of the outstanding voting securities" as used herein, shall have the same meanings as in the Investment Company Act of 1940 and any applicable regulations thereunder.

	15. Control of Advisor. Madison Mosaic is controlled by Madison Investment Advisors, Inc. a registered investment advisor located in Madison, Wisconsin. As such, it is expected that Madison Mosaic and Madison Investment Advisors, Inc. will work closely together in the management of the portfolios including but not limited to portfolio management, research, securities trading, and other investment management responsibilities.


	IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized and their respective seals to be affixed hereto, this 21 day of April, 1998.

                              MADISON MOSAIC

                              By: (signature)
                                 Frank E. Burgess
                              Madison Investment Advisors, Inc., Member


                              MOSAIC FOCUS FUND TRUST


                                 Frank E. Burgess
                              By (signature)
                                 Trustee

                                 Lorence Wheeler
                              By (signature)
                                  Trustee

                                 Thomas Kleppe
                              By (signature)
                                  Trustee

                                 James Imhoff
                              By (signature)
                                  Trustee